Exhibit 16.1
[Letterhead of PricewaterhouseCoopers LLP]
October 4, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Visteon Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Visteon Corporation dated September 30, 2011. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP